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                                                                    Exhibit 10.5

                              AMENDED AND RESTATED
                               SERVICES AGREEMENT

     AMENDMENT AND RESTATEMENT, dated as of January 2, 2001, of the AGREEMENT, dated as of June 1, 1997 (as amended by Amendments dated as of July 1, 1997 and March 25, 1999, the "Agreement"), between INTEREP NATIONAL RADIO SALES, INC., a New York corporation ("Interep"), and MEDIA FINANCIAL SERVICES, INC., a Florida corporation ("Media").

                              W I T N E S S E T H :
                              --------------------

     WHEREAS, Interep and Media are parties to the Agreement, whereby Media provides certain financial and accounting services to Interep and its subsidiaries;

     WHEREAS, Interep and Media wish to extend the term of the Agreement, which currently runs through May 31, 2002, by five years, to modify certain of its provisions and to restate it in its entirety as so modified;

     NOW, THEREFORE, the parties agree as follows:

     1. Term. The term of this Agreement (the "Term") shall commence on the date hereof and, unless earlier terminated by either party pursuant to the provisions of Section 8, shall continue until May 31, 2007 or such later date to which it may be extended as provided in the following sentence (the "Term"). On June 1, 2002 and each following June 1 during the Term, the Term shall automatically be extended for one additional "Contract Year", unless Interep or Media notifies the other on or before the immediately preceding April 30 that the Term is not to be so extended. For example, (i) if no such notice is given on April 30, 2002, the Term would automatically be extended by one Contract Year and would end on May 31, 2008 (unless subsequently extended) or (ii) if such notice is given by Interep or Media on April 30, 2002, the Term would end on May 31, 2007. For purposes of this Agreement, "Contract Year" means the 12 months beginning June 1 and ending May 31.

     2. Services. During the Term of this Agreement, Media shall perform all corporate, accounting and financial functions for Interep, each of its subsidiaries and, as requested by Interep, departments or business segments of Interep, including without limitation, the following:

     (a) the preparation of monthly, quarterly and annual financial statements and projections and operating reports as required by management;

     (b) the preparation and filing with the Securities and Exchange Commission, with the assistance of Interep's counsel and independent auditors, of all periodic reports required under the federal securities laws;

     (c) the preparation of annual budgets;


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     (d) the preparation and maintenance of all accounts payable, accounts receivable and fixed asset ledgers and all other customary books and records of account;

     (e) the preparation and filing of all required federal, state and local tax returns for Interep, each of its subsidiaries and Interep's Employee Stock Ownership Plan (the "ESOP") and Stock Growth Plan ("SGP"), although Media may utilize the services of Interep's independent accounting firm or other experts for such purpose;

     (f) the preparation and filing of any other reports, applications and other documents required by the federal and any applicable state and local governments with respect to Interep, each of its subsidiaries, the ESOP and the SGP;

     (g) the maintenance of appropriate internal accounting controls;

     (h) all accounts payable functions;

     (i) all billing, accounts receivable and collections functions;

     (j) all dealings with independent accountants and auditors, including the coordination of all audits;

     (k) the maintenance of all banking accounts and all relationships between Interep and commercial lenders, investment bankers and other financial institutions in the ordinary course and in connection with any financings;

     (l) the investment of cash balances;

     (m) all unwired network accounting and dealings with radio stations and agency clients;

     (n) such similar, additional services as the parties may agree from time to time.

Media shall have no responsibility for any payroll, personnel or benefits functions, all of which shall be performed by Interep.

     3. Services of McEntee.

     (a) During the Term, William J. McEntee, Jr., President of Media, shall be in charge of all services rendered by Media to Interep. Further, as requested by Interep, Media shall cause Mr. McEntee to serve as Vice President and Chief Financial Officer of Interep and in such other offices as Interep and Media shall agree. In such capacity, Mr. McEntee shall participate on behalf of Interep with respect to such corporate mergers, acquisitions, dispositions, mergers and similar transactions as are requested by Interep.

     (b) For such services, Interep shall pay Mr. McEntee an annual salary of $160,000 in 2001 and $200,000 during the remainder of the Term. In addition, Mr. McEntee shall

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be entitled to receive an incentive bonus in the amount of 25% of his then current salary in respect of each calendar year during the Term (beginning with 2001), if Interep or Mr. McEntee achieve the performance goals for that period that are established by Interep's Chief Executive Officer and Mr. McEntee prior to the beginning of that period, subject to increase or decrease in the reasonable discretion of Interep's Chief Executive Officer depending on his evaluation of Mr. McEntee's performance. Mr. McEntee shall be paid an incentive bonus of $30,000 for 2000, which represents 25% of his salary for that year.

     (c) During the Term, Mr. McEntee shall be entitled to participate in the SGP, Interep's 401-k Plan and any other pension, profit-sharing and similar plans, stock option, incentive compensation, savings, investment, retirement and supplemental benefit plans that Interep may make available to its senior executives from time to time (other than health or hospitalization insurance), in each case subject to the eligibility and other provisions of any such plan or policy. Nothing in this Section 3(c) shall require Interep to institute or make available to Mr. McEntee any particular benefit plan or policy.

     4. Annual Fees.

     (a) In consideration of the services to be provided by Media to Interep pursuant to this Agreement, Interep shall pay annual fees to Media as follows:

              Contract Year
              Ending May 31,                        Annual Fee
              --------------                        ----------

                  2001                              $3,067,800
                  2002                              $3,229,190
                  2003                              $3,400,650
                  2004                              $3,580,682
                  2005                              $3,769,716
                  2006                              $3,968,202
                  2007                              $4,176,612

The fee rate for the Contract Year ending May 31, 2001 is effective as of, and solely for periods after, the date of this Agreement. If the Term is extended beyond May 31, 2007, Media's fees shall be in such amounts as the parties shall agree or, absent such agreement, shall be 105% of the preceding Contract Year's annual fee. All annual fees shall be payable, in advance, in 24 equal semi-monthly installments (initially $127,825 per installment) on the first and 16th days of each month. Media shall render invoices for such monthly fees to Interep at least five days prior to the scheduled payment dates. Media shall be responsible for the payment of any sales, use or similar taxes, if any, that may be payable with respect to the services it provides pursuant to this Agreement. No deduction shall be made to any annual fee on account of any payments or benefits provided to Mr. McEntee pursuant to Section 3.

     (b) If pursuant to clause (n) of Section 2, Media provides additional services to Interep, or Interep forms or acquires an additional subsidiary, business segment or business, with the result that Media must expand its personnel, office space or facilities, the parties shall in good faith


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negotiate and agree on an appropriate increase in Media's fee to take the reasonable, additional costs of such expansion into account. If Media finds, initiates or otherwise arranges for financing for Interep, or is able to reduce the charges of any firm which provides or arranges for such financing, Interep shall pay Media a fee for its financing activities, or an incentive for its cost savings, as the case may be, and as the parties shall agree.

     5. Expenses. The fees contemplated under Section 4 are intended to compensate Media for all expenses that it may incur in the performance of its services under this Agreement, including, without limitation, employee compensation and fringe benefits, travel, telephone, postage, supplies, dues and subscriptions, office rent and related charges, equipment rent, maintenance and office services charges, employment agency fees, bank charges, computer costs, local taxes, and all auditing and tax preparation fees payable in connection with Interep's annual audit (but only up to $120,000 per year) and tax returns of Interep and its subsidiaries (but not the ESOP or SGP). Accordingly, Media shall not be entitled to seek any further amounts from Interep on account of expenses or otherwise, except as provided in the next sentence. If Media anticipates that it shall be necessary to incur any extraordinary expenses in addition to those listed above in connection with the performance of its services, it shall obtain Interep's prior written consent therefor, in which case such expenses shall be paid by Interep. Media shall not incur any such expenses without Interep's written consent.

     It is contemplated that Mr. McEntee shall be required to be in New York, New York, from time to time in order to carry out his duties. Media shall be responsible for all travel and lodging costs incurred for up to 24 trips to New York each year by Mr. McEntee in connection with Interep business. Interep shall pay the cost of any additional such trips. If Mr. McEntee is required to travel to visit Interep client stations or agencies, Interep shall reimburse Media for all related travel and lodging costs.

     6. Confidentiality. During and after the Term, Media shall, and shall cause its employees and agents to, keep secret and not divulge to any party not employed or retained by Interep any information or documents regarding Interep's business and affairs, whether or not marked as confidential. This obligation shall not apply to any information or document if it is or becomes public knowledge as a result of causes other than the acts or omissions of Media or its employees.

     7. Non-Competition. During the Term and for one year following the end of the Term, Media shall not provide any financial, accounting or other services to Katz Media Group, Inc. or any of its subsidiaries, parents, affiliates, successors or assigns.


     8. Termination. Prior to a Change in Control (as defined below), either party may terminate this Agreement if the other party breaches any material provision of this Agreement and such breach is not cured within 90 days after the first party notifies the breaching party of such breach. Further, if a Change in Control occurs, Interep and Media shall each have the right to terminate the Agreement during the 90-day period immediately following the date of the Change in Control. If either party elects to terminate this Agreement during such period, Interep shall pay Media a lump sum termination payment equal to 50% of the aggregate amount that would otherwise be payable to Media and Mr. McEntee under Sections 2 and 3 of this Agreement through the date

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then established under Section 1 as the end of the Term (with no further extensions), plus an amount equal to all amounts payable by Media to the landlord for its principal offices in order to obtain the early termination of the lease for such premises. If either party elects to terminate this Agreement during such period, any unexercised stock options, warrants or similar rights previously granted by Interep to Media, Mr. McEntee or any other employee of Media shall continue to remain in full force and effect through the end of its stated term despite the termination of this Agreement. If neither party elects to terminate this Agreement during such 90-day period, the Agreement shall continue in full force and effect in accordance with its terms, including, without limitation, the provisions of Section 1.

     (b) For purposes of this Agreement, "Change in Control", means the occurrence of any of the following events:

          (i) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), but excluding Interep, its "Affiliates" (that is, any of its subsidiaries or any parent corporation), or any of its or its Affiliates' employee benefit plans or employees or any group of which any of the foregoing is a member, is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of Interep's then outstanding securities;

          (ii) during any period of 24 consecutive months, individuals (A) who on November 24, 1999 constituted Interep's entire Board of Directors ("Initial Directors") or (B) whose election, appointment or nomination for election was approved prior to such election or appointment by a vote of at least two-thirds of the Initial Directors who were in office immediately prior to such election or appointment, cease for any reason to constitute at least a majority of Interep's Board of Directors;

          (iii) the consummation of a merger, business combination, share exchange, division or other reorganization of Interep with any other corporation, and following such transaction (A) a majority of the directors of the surviving entity are persons who (I) were not members of Interep's Board of Directors immediately prior to the merger or other combination and
     (II) are not Interep's nominees or representatives, (B) Interep's shareholders immediately prior to such merger or combination beneficially own, directly or indirectly, less than 60% or more of the combined voting power of the surviving corporation, as well as 60% or more of the total market value of its outstanding equity securities, in substantially the same proportion as they owned the combined voting power of Interep, (C) any "person," including a "group" (each as defined in clause (i) above), but excluding Interep, its Affiliates, or any of its or its Affiliates' employee benefit plans or employees or any group of which any of the foregoing is a member, is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the surviving corporation or (D) in the case of a division, 60% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 60% or more of the total market value of each such entity's outstanding equity securities, in each case in substantially the same proportion as such shareholders owned shares of Interep prior to such transaction;

                                      -5-

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          (iv) the consummation of a direct or indirect sale or other disposition of all or substantially all of Interep's assets;

          (v) We adopt any plan of liquidation providing for the distribution of all or substantially all of Interep's assets;

          (vi) any other change in control of Interep of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act; or

          (vii) any other event or transaction that is declared by resolution of the Compensation Committee of the Board of Directors of Interep to be a Change in Control for purposes of Interep's 1999 Stock Incentive Plan.

          9. Indemnification. Mr. McEntee and Interep are parties to an Indemnification Agreement, dated as of March 3, 1997. Interep agrees to provide the same indemnification rights to Media as it provides to Mr. McEntee under such Agreement, on and subject to the terms and conditions set forth in such agreement.

          10. Independent Contractor. For all purposes, Media shall be an independent contractor, and not an employee, partner or joint venturer, of Interep. Media may employ or retain any person it believes appropriate to assist it in carrying out its obligations under this Agreement, and no such person shall be deemed to be an employee of Interep. Media shall be solely responsible for (i) the compensation and benefits of all of its employees, including workers' compensation benefits, and (ii) withholding and payment of all taxes and contributions which an employer is required to withhold or pay in respect of its employees.

          11. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes any prior or contemporaneous understandings with respect to its subject matter, and shall not be modified or terminated except by a written instrument executed by both of the parties. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereunder shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

          12. Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) seven days after being deposited in any United States post office enclosed in an airmail postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein;

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provided, however, that any notice of change of address or facsimile number shall be effective only on receipt.

If to Interep:                       If to Media:

Interep National Radio Sales, Inc.   Media Financial Services, Inc.
100 Park Avenue, 5th Floor           2090 Palm Beach Lakes Boulevard, Suite 300
New York, New York 10017             West Palm Beach, Florida 33409
Attention: Mr. Ralph C. Guild        Attention: Mr. William J. McEntee, Jr.
Fax No.: (212) 309-9081              Fax No.: (561) 616-4019

     13. Successors and Assigns. This Agreement shall inure to the benefit of, be binding on and be enforceable by, the parties and their respective permissible successors and assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other, which consent may be withheld for any reason.

     14. Governing Law. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

     15. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall take place in New York, New York, before three arbitrators, one of which shall be appointed by Interep, one by Media and the third by the arbitrators so appointed; provided, however, that the parties may by mutual agreement designate a single arbitrator. The parties further agree that (i) the arbitrators shall be empowered to include arbitration costs and attorney fees in the award to the prevailing party in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties. Judgment on the arbitrators' award may be entered in any court having the requisite jurisdiction. Each party irrevocably submits to the jurisdiction and venue of the arbitration described above and to the jurisdiction and venue of the federal and state courts sitting in New York County, New York, for the enforcement of any judgment on the arbitrators' award, and waives any objection it may have with respect to the jurisdiction of such arbitrations or courts or the inconvenience of such forums or venues.

     16. Construction; Counterparts. The headings contained in this Agreement are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof. References in this Agreement to Sections are to the sections of this Agreement.

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This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                              INTEREP NATIONAL RADIO SALES, INC.




                                              By /s/ Ralph C. Guild
                                                 -------------------------------
                                                     Ralph C. Guild
                                                     Chairman of the Board



                                               MEDIA FINANCIAL SERVICES, INC.



                                               By /s/ William J. McEntee, Jr.
                                                  ------------------------------
                                                      William J. McEntee, Jr.
                                                      President


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